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                                                                  Exhibit (a)(3)

                          [SALOMON SMITH BARNEY LOGO]

                              388 Greenwich Street
                               New York, NY 10013

                U.S. OFFER TO PURCHASE FOR CASH ALL OUTSTANDING
        SERIES B COMMON SHARES, ORDINARY PARTICIPATION CERTIFICATES AND
                            GLOBAL DEPOSITARY SHARES

                                       OF

                           PEPSI-GEMEX, S.A. DE C.V.

                        at the U.S. Dollar Equivalent of

                  Mexican Pesos 5.91 Per Series B Common Share
                                    of Gemex

                                      and

           Mexican Pesos 17.73 Per Ordinary Participation Certificate
                                    of Gemex
         (each CPO representing one Series B Common Share, one Series D
             Preferred Share and one Series L Limited Voting Share)

                                      and

                Mexican Pesos 106.38 Per Global Depositary Share
                                    of Gemex
                        (each GDS representing six CPOs)

                                       by

                 PBG GRUPO EMBOTELLADOR HISPANO-MEXICANO, S.L.

                           AN INDIRECT SUBSIDIARY OF

                              BOTTLING GROUP, LLC
                     THE PRINCIPAL OPERATING SUBSIDIARY OF

                         THE PEPSI BOTTLING GROUP, INC.

   THIS U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME(4:00 P.M., MEXICO CITY TIME), ON NOVEMBER 5, 2002 UNLESS THIS U.S. OFFER IS
                                   EXTENDED.

                                                                 October 7, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG"), to act as Dealer Manager in the United States in connection with the offer to purchase for cash, by PBG Grupo Embotellador Hispano-Mexicano, S.L. ("Embotellador HM"), a Spanish limited liability company and an indirect subsidiary of Bottling Group, LLC, a Delaware limited liability company and the principal operating subsidiary of PBG (the "U.S. Offer"), (1) all outstanding Global Depositary Shares ("GDSs") of Pepsi-Gemex, S.A. de C.V. ("Gemex"), a variable stock corporation organized under the laws of Mexico, and (2) all outstanding Series B Common Shares of Gemex (the "Shares"), and all outstanding Ordinary Participation Certificates of Gemex (the "CPOs", and collectively with the Shares and GDSs, the "Securities") held by persons who are not Mexican residents. Each CPO
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represents one Series B Common Share, one Series D Preferred Share and one
Series L Limited Voting Share. Each GDS represents six CPOs. Simultaneously with the U.S. Offer, Embotellador HM is offering in Mexico (the "Mexican Offer," and collectively with the U.S. Offers, the "Offers") to purchase all outstanding Shares and CPOs of Gemex, including those held by U.S. residents, on substantially the same terms as the U.S. Offer.

     In the U.S. Offer, Embotellador HM is offering to purchase all the outstanding GDSs at a price of Ps.106.38 per GDS, all outstanding Shares held by persons who are not Mexican residents at a price of Ps.5.91 per Share, and all outstanding CPOs held by persons who are not Mexican residents at a price of Ps.17.73 per CPO, in cash, in each case less any withholding taxes and without interest thereon. The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the U.S. dollar to Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to the expiration date of the U.S. Offer by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars (the "Applicable Exchange Rate"). Embotellador HM will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next business day after the Applicable Exchange Rate is determined. The Mexican Offer is open to all holders of Shares and CPOs, including those held by U.S. residents. The purchase price for the Shares and CPOs tendered in the Mexican Offer will be paid, at such holder's election, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price in the Mexican Offer based on the Applicable Exchange Rate. However, individuals tendering Shares and CPOs into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the custodian for their Shares and CPOs.

     If you hold GDSs and would like to tender the underlying Shares and/or CPOs instead of GDSs you may do so. A holder of GDSs may contact The Bank of New York, as depositary, to convert its GDSs into CPOs and tender such CPOs in the Mexican Offer. However, such holder will have to pay a fee of $5.00 for each 100 GDSs converted. If such holder chooses to convert its GDSs into CPOs and tender into the Mexican Offer and elects to receive payment in Mexican pesos, such holder will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if it then wishes to convert its Mexican pesos into U.S. dollars. If you are not a Mexican resident, you can tender Shares and CPOs in either the U.S. Offer or the Mexican Offer. Mexican residents can only tender Shares and CPOs held by them into the Mexican Offer. The conditions to the Mexican Offer are substantially similar to those of the U.S. Offer. In the event that the Mexican Offer is amended to increase or decrease the price offered for the Securities, Embotellador HM will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer.

     WE ARE REQUESTING THAT YOU PROMPTLY CONTACT YOUR CLIENTS FOR WHOSE ACCOUNTS YOU HOLD GDSs IN CONNECTION WITH THE U.S. OFFER. For your information and for forwarding to those of your clients for whom you hold GDSs registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  The U.S. Offer to Purchase, dated October 7, 2002;

          2. A printed form of letter that may be sent to your clients for whose account you hold GDSs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the U.S. Offer;

          3. The GDS Letter of Transmittal to be used by holders of GDSs in accepting the U.S. Offer;

          4.  A form of Notice of Guaranteed Delivery;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. The return envelope addressed to The Bank of New York (the "U.S. Receiving Agent") (for tendering GDSs).

     A tender of Shares and/or CPOs in the U.S. Offer by your clients may only be made by the nominee for their Shares and/or CPOs pursuant to their instructions. Please advise your clients to contact their nominee to effect such a tender. Additional information can be obtained from Morrow & Co., Inc., the Information Agent for the U.S. Offer (the "Information Agent"), at 445 Park Avenue, 5th Floor, New York, New York 10022 at telephone (800) 654-2468 or (800) 607-0088. For a description of the procedures for tendering Shares and/or CPOs in the

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U.S. Offer, see in the U.S. Offer to Purchase under the caption "The U.S.
Offer -- Procedure for tendering in the U.S. Offer -- Holders of Shares and
CPOs."

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (4:00 P.M. MEXICO CITY TIME) ON NOVEMBER 5, 2002, UNLESS THE U.S. OFFER IS EXTENDED (AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). GDSs TENDERED FOR PAYMENT PURSUANT TO THE U.S. OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE OR AT ANY TIME AFTER DECEMBER 6, 2002, IF EMBOTELLADOR HM HAS NOT ACCEPTED THE TENDERED GDSs FOR PAYMENT BY THAT DATE.

     Any holder of GDSs who would like to participate in the U.S. Offer must do one of the following on or prior to the Expiration Date:

     - Tender the GDSs by sending a properly completed and duly executed GDS Letter of Transmittal (or facsimile thereof) and all other documents required by the GDS Letter of Transmittal, together with the Global Depositary Receipt ("GDRs") evidencing the GDSs in proper form for transfer, to the U.S. Receiving Agent at one of its addresses set forth on the back cover of the U.S. Offer; or

     - If the GDSs are held in book-entry form, tender the GDSs by following the procedures for book-entry transfer described in the U.S. Offer to Purchase under the caption "Procedure for accepting this U.S.
       Offer -- Holders of GDSs" and by sending a properly completed and duly executed GDS Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) instead of a GDS Letter of Transmittal, to the U.S. Receiving Agent.

     The term "Agent's Message" means a message, transmitted by The Depository Trust Company ("DTC") to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the GDSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the GDS Letter of Transmittal and that the offeror may enforce such agreement against such participant.

     If the registered holder of the GDSs wishes to tender the GDSs, but (1) the GDRs evidencing the GDSs are not immediately available, (2) time will not permit the GDRs evidencing the GDSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer; or (3) the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer, a tender of GDSs may be effected by following the guaranteed delivery procedures described in the U.S. Offer to Purchase under the caption "The U.S. Offer -- Procedure for tendering in the U.S. Offer -- Holders of GDSs."

     Embotellador HM will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of GDSs pursuant to the U.S. Offer (other than the U.S. Dealer Manager, the U.S. Receiving Agent and the Information Agent as described in the U.S. Offer to Purchase). It will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     Any inquiries you may have with respect to the U.S. Offer and requests for additional copies of the enclosed materials should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

Very truly yours,

SALOMON SMITH BARNEY

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF EMBOTELLADOR HM, PBG, THE U.S. DEALER MANAGER, THE U.S. RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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